Exhibit 4.1

AMENDMENT TO REVOLVING LOAN AND SECURITY AGREEMENT

This Amendment (the “Amendment”) to the Amended Loan and Security Agreement dated July 25, 2014, as amended subsequent thereto (the "Agreement") is entered into this 28th day of January 2022, by and between Vaxstar LLC, a Delaware limited liability company ("Vaxstar"), and Netcapital Inc. ("Netcapital"), a Utah corporation, with reference to the following:

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READINGS/RECITALS

A.                 The Agreement, as amended, contains a maturity date of April 30, 2022, and Netcapital and Vaxstar desire to extend the maturity date to a time in the future.

B.                  Both parties seek to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Paragraph 9 (k) of the Agreement is amended to read:

“Maturity Date” means April 30, 2023.

COUNTERPARTS: This Amendment may be executed simultaneously in one or more counterparts, each of which when executed and delivered shall be deemed an original, but all of which together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date written above.

Vaxstar LLC

Signature: /s/ Manuel Teixeira

Manuel Teixeira, Manager

Netcapital Inc.

Signature: /s/ Cecilia Lenk

Cecilia Lenk, CEO